SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549




                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                    10-31-96
                                 Date of Report



                             THE THAXTON GROUP, INC.
             (Exact name of registrant as specified in its charter)



    South Carolina                     33-97130-A                 57-0669498
(State or other jurisdiction    (Commission file number)       (IRS Employer
of incorporation)                                            Identification No.)



             1524 Pageland Highway, Lancaster, South Carolina 29721
                     (Address of principal executive office)



                   Registrant's telephone number: 803-416-5102

Item 2. Acquisition or Disposition of Assets

On October 31, 1996, The Thaxton Group, Inc. (the "Company") acquired The Thaxton Insurance Group, Inc. ("TIG") by exchanging 300,000 shares of common stock in a private placement for all outstanding shares of capital stock of TIG. Pursuant to this acquisition, the Company acquired all of the property, plant and equipment of TIG, which operates nineteen independent insurance agencies in North and South Carolina. The number of shares issued in the transaction was determined based upon a multiple of gross commissions collected by TIG during the twelve month period ended December 31, 1995 which were approximately $3.7 million, and the established value of the Company's shares issued in this transaction, taking into account the transferability restrictions applicable thereto.

The shares were acquired from James D. Thaxton,  William H. Thaxton,  and Calvin
L. Thaxton, Jr. James Thaxton is the majority shareholder of The Thaxton Group. William and Calvin Thaxton are James Thaxton's brothers.

Item 7. Financial Statements and Exhibits

(a) Financial Statements

No financial statements of TIG will be filed by amendment to this report as the transaction reported under Item 2 falls below the significance threshold which will become effective prior to the due date of any such amendment.

(b) Pro forma financial information

No pro forma financial statements of TIG will be filed by amendment to this report as the transaction reported under Item 2 falls below the significance threshold which will become effective prior to the due date of any such amendment.

(c ) Exhibits

              Exhibit No.
                   1 Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton Insurance Group, Inc., James D. Thaxton, William H.
                              Thaxton and Calvin L. Thaxton, Jr.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


                                      The Thaxton Group, Inc.


Date: November 8,1996                 /s/ Kenneth H. James
                                      -------------------------------
                                      By: Kenneth H. James
                                      Chief Financial Officer